Exhibit 99.1

Chart Industries Acquires Cryo Technologies

Atlanta, Georgia – February 16, 2021 – Chart Industries, Inc. (“Chart”) (NYSE: GTLS) today announced the acquisition of Cryogenic Gas Technologies, Inc. (“Cryo Technologies” or CT”) for $55 million in cash (subject to certain customary adjustments). Cryo Technologies is a global leader in custom engineered process systems to separate, purify, refrigerate, liquefy and distribute high value industrial gases such as hydrogen, helium, argon and hydrocarbons with design capabilities for cold boxes for hydrogen and helium use. The distribution systems Cryo Technologies supplies are located within the helium and hydrogen liquefaction facilities and are inclusive of trailer loading systems, which facilitates the first step in product distribution.

CT Founder and President Rick Hessinger, along with the entire highly skilled CT team (270 years of combined cryogenic experience!) will stay with Chart and continue to be located in their offices in Allentown, Pennsylvania (USA).

“We could not be more excited to welcome Rick and the Cryo Technologies team into the Chart family,” stated Jill Evanko, Chart’s CEO and President. “Their world class, differentiated cryogenic engineering expertise, global project experience in hydrogen and helium liquefaction coupled with our process technologies, brazed aluminum heat exchanger and cold box manufacturing capabilities creates the only multi-molecule full-solution liquefaction and equipment offering in the world.”

Couple the above complementary nature of the business with the fact that our companies have worked together for 20 years, and immediate and significant synergies exist. Both of our businesses have very active commercial order pipelines and there are multiple requests for hydrogen liquefaction and processing. The combination of our skillsets immediately increases capability and capacity for both CT and Chart’s active commercial opportunities (including design and installation). The combination of Chart and Cryo Technologies offers the market a unique one-stop shop for customers who want to liquefy and market the hydrogen molecule, regardless of plant capacity, but need an experienced and reliable equipment and process supplier for liquefaction and storage. Combined, we bring superior technology and fabrication capability in super insulation, vacuum system and helium leak detection, all of which are essential to produce the highest quality and best performing hydrogen and helium liquefaction systems. Additionally, Cryo Technologies’ expertise in helium liquefaction opens up the helium market to us and provides access to large helium liquefaction projects also requiring storage, ISO containers, and transport.

CT is expected to be immediately accretive to Chart. CT is expected to contribute approximately $30 million of revenue and $0.15 to $0.20 of non-diluted earnings per share on approximately 35.5 million weighted shares outstanding to Chart’s 2021 outlook (full updated 2021 guidance will be released on Thursday, February 18, 2021).

Winston & Strawn LLP served as legal advisor to Chart on the transaction. Saxton & Stump, LLC served as legal advisor to Mr. Hessinger, the controlling shareholder of Cryo Technologies.

Chart will hold an investor call to walk through the supplemental presentation included with this release on Tuesday, February 16, 2021 at 10:30am eastern time. Participants may join the conference call by dialing (877) 312-9395 in the U.S. or (970) 315-0456 from outside the U.S., entering conference ID 5393503. Please log-in or dial-in at least five minutes prior to the start time. A taped replay of the conference call will be archived on the Company’s website, www.chartindustries.com. You may also listen to a recorded replay of the conference call by dialing (855) 859-2056 in the U.S. or (404) 537-3406 outside the U.S. and entering Conference ID 5393503.

About Chart Industries, Inc.

Chart Industries, Inc. is a leading independent global manufacturer of highly engineered equipment servicing multiple applications in the Energy and Industrial Gas markets. Our unique product portfolio is used in every phase of the liquid gas supply chain, including upfront engineering, service and repair. Being at the forefront of the clean energy transition, Chart is a leading provider of technology, equipment and services related to liquefied natural gas, hydrogen, biogas and CO2 Capture amongst other applications. We are committed to excellence in environmental, social and corporate governance (ESG) issues both for our company as well as our customers. With over 25 global locations from the United States to Asia, Australia, India, Europe and South America, we maintain accountability and transparency to our team members, suppliers, customers and communities. To learn more, visit www.Chartindustries.com.

FORWARD-LOOKING STATEMENTS

Certain statements made in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s business plans, including statements regarding pending and completed acquisitions, including the CT acquisition, cost synergies and efficiency savings, objectives, future orders, revenues, margins, earnings or performance, liquidity and cash flow, capital expenditures, business trends, scope of market product offerings, governmental initiatives, including executive orders and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “outlook,” “guidance,” “continue,” “target,” or the negative of such terms or comparable terminology.

Forward-looking statements contained in this press release or in other statements made by the Company are made based on management’s expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control, that could cause the Company’s actual results to differ materially from those matters expressed or implied by forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements include: the Company’s ability to successfully integrate recent acquisitions, including the CT acquisition, and achieve the anticipated revenue, earnings, accretion and other benefits from these acquisitions; risks relating to the recent outbreak and continued uncertainty associated with the coronavirus (COVID-19) and the other factors discussed in Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the SEC and Quarterly Reports on Form 10-Q, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

For more information, click here:

http://ir.chartindustries.com/

Investor Relations Contact:

Wade Suki

Director of Investor Relations

832-524-7489

wade.suki@chartindustries.com

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